Exhibit 3.1

CERTIFICATE OF MERGER

OF

SPEEDCO, Inc.

WITH AND INTO

Speedway Motorsports, INC.

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware (“Delaware Law”), the undersigned corporation, Speedway Motorsports, Inc., a Delaware corporation (the “Corporation”), hereby certifies the following information for the purpose of effecting the merger (the “Merger”) of Speedco, Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation.

1.     The name and state of incorporation of each of the constituent corporations to the Merger are as follows:

Name Speedway Motorsports, Inc. Speedco, Inc.	State of Incorporation Delaware Delaware

2.     The Agreement and Plan of Merger, dated as of July 23, 2019 (the “Agreement”), by and among Sonic Financial Corporation, a North Carolina corporation (“Parent”), Merger Sub, a wholly owned subsidiary of Parent, and the Corporation, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of Delaware Law.

3.     The Corporation shall be the surviving corporation (the “Surviving Corporation”) after the Merger, and the name of the Surviving Corporation shall be “Speedway Motorsports, Inc.”

4.     At the effective time of the Merger, the certificate of incorporation of the Corporation, as in effect immediately prior to the effective time of the Merger, shall be amended and restated to read as set forth in Exhibit A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation.

5.     The Merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

6.     An executed copy of the Agreement is on file at the principal executive offices of the Surviving Corporation, the address of which is 5555 Concord Parkway South, Concord, North Carolina 28027.

7.     A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be signed by an authorized officer as of the 17th day of September, 2019.

SPEEDWAY MOTORSPORTS, INC.

By:	/s/ Michael D. Burch
Name: Michael D. Burch
Title: Senior Vice President and Chief Strategy Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPEEDWAY MOTORSPORTS, INC.

1.     The name of the corporation is Speedway Motorsports, Inc. (the “Corporation”).

2.     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.     The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be without par value. All such shares are of one class and are shares of Common Stock.

5.     Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.     To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article 6 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article 6 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

7.     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Article 7 shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

8.     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the Board of Directors of the Corporation, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.